UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: April 20, 2004
(Date of earliest event reported) April 8, 2004

Nuevo Energy Company

(Exact Name of Registrant as Specified in Its Charter)

Delaware	76-0304436
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

1021 Main, Suite 2100, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 652-0706

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS
ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS
Unaudited Pro Forma Condensed Consolidated Balance Sheet
Unaudited Pro Forma Condensed Consolidated Statement of Income
Condensed Consolidated Financial Statements
SIGNATURES
Stock Purchase Agreement - Lankan Inc.
Stock Purchase Agreement - Nuevo Energy Company

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

          On April 8, 2004, Nuevo Energy Company entered into definitive agreements with Lankan Inc. and Perenco S.A. for the sale of the stock of our subsidiaries that hold our oil and gas interests in the Republic of Congo for an estimated $62 million, subject to working capital and other purchase price adjustments. These assets include a non-operating 50% working interest (37.5% revenue interest) in the Yombo field, a 50% interest in a floating production, storage and off loading vessel, and a 50% interest in the Masseko field. The oil field is located in the Marine 1 Permit 27 miles offshore the Republic of Congo in approximately 370 feet of water. Estimated net proved reserves of the Yombo oil field as of December 31, 2003 were 14.1 MMbl, and production during 2003 average 4.8 MBOE/day. The floating production storage, an off loading vessel, is a converted super tanker with storage capacity of over one million barrels, and our production is converted to No. 6 fuel oil with less than 0.3% sulfur content. The Masseko field is currently under renewed analysis for possible development. The sale was approved by Nuevo’s Board of Directors and is subject to certain third party and governmental releases and consents. Closing of this sale is expected to be in the second quarter of 2004.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

     b. Unaudited Pro Forma Financial Statements

          The accompanying unaudited pro forma financial statements are based on our historical consolidated financial statements as of and for the year ended December 31, 2003, adjusted for the effects of the expected sale of Nuevo’s oil and gas interests in the Republic of Congo. The unaudited pro forma balance sheet as of December 31, 2003, assumes the disposition occurred on the balance sheet date. The unaudited pro forma statement of income for the year ended December 31, 2003, assumes the disposition occurred on January 1, 2003. The unaudited pro forma financial statements should not be construed to be indicative of future results or results that actually would have occurred if the transactions had occurred at the dates presented. The accompanying unaudited pro forma financial statements should be read in conjunction with the historical consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2003.

Nuevo Energy Company
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of December 31, 2003
(In thousands)

	Nuevo Energy	Pro Forma		Pro Forma
	Historical	Adjustments		Adjusted
ASSETS
Current Assets
Cash and cash equivalents	$6,276	$56,800	(a)	$63,076
Accounts receivable, net of allowance of $216	39,729	(1	)(a)	39,728
Inventory	5,741	(2,508	)(a)	3,233
Assets held for sale	38,290			38,290
Other current assets	16,395	(102	)(a)	16,293

Total current assets	106,431	54,189		160,620

Property and equipment, at cost	1,051,552	(93,166	)(a)	958,386
Accumulated depreciation, depletion and amortization	(355,311)	(50,258	)(a)	(305,053)

Total property and equipment, net	696,241	(42,908)		653,333

Goodwill	17,121			17,121
Other assets	25,183	(9,545	)(a)	15,638

Total assets	$844,976	$1,736		$846,712

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$38,707	$(2,207	)(a)	$36,500
Price risk management activities	35,005			35,005
Other accrued liabilities	65,236	(19,085	)(a)	56,202
		10,051	(b)

Total current liabilities	138,948	(11,241)		127,707

Long-term debt	369,211			369,211
Asset retirement obligation	102,921	(2,613	)(a)	100,308
Other long-term liabilities	12,067			12,067
Stockholders’ equity	221,829	25,641	(a)	237,419
		(10,051	)(b)

Total liabilities and stockholders’ equity	$844,976	$1,736		$846,712

See accompanying notes.

Nuevo Energy Company
Unaudited Pro Forma Condensed Consolidated Statement of Income
For the Year Ended December 31, 2003
(In thousands, except share amounts)

	Nuevo Energy	Pro Forma		Pro Forma
	Historical	Adjustments		Adjusted
Revenues
Crude oil and liquids	$313,885	$(42,772	)(a)	$271,113
Natural gas	56,090			56,090
Other	1,362			1,362

	371,337	(42,772)		328,565

Costs and Expenses
Lease operating expenses	159,832	(10,536	)(a)	149,296
Exploration costs	2,115			2,115
Depreciation, depletion, amortization and accretion	70,810	(5,847	)(a)	64,963
General and administrative expenses	28,457			28,457
Gain on disposition of properties	(5,824)			(5,824)
Other	1,256			1,256

	256,646	(16,383)		240,263

Operating Income	114,691	(26,389)		88,302
Derivative gain (loss)	(5,842)			(5,842)
Interest income	342	(25	)(a)	317
Interest expense	(29,793)	(1	)(a)	(29,792)
Loss on early extinguishment of debt	(12,578)			(12,578)
Dividends on TECONS	(6,613)			(6,613)

Income From Continuing Operations Before Income Taxes	60,207	(26,413)		33,794
Income Tax Expense
Current	2,086	(7,730	)(a)	(5,644)
Deferred	21,032	4,278	(a)	25,310

Income From Continuing Operations	$37,089	$(22,961)		$14,128

Earnings Per Share:
Basic	$1.92			$0.73

Diluted	$1.89			$0.72

Weighted Average Shares Outstanding
Basic	19,355			19,355

Diluted	19,627			19,627

See accompanying notes.

Nuevo Energy Company
Notes to the Unaudited Pro Forma
Condensed Consolidated Financial Statements

Nuevo Historical

     These amounts represent our condensed historical consolidated balance sheet and income statement derived from our Annual Report on Form 10-K for the year ended December 31, 2003.

Pro Forma Adjustments

     These amounts represent the estimated historical results and balances of the Congo assets for the period presented, as well as pro forma adjusting entries to reflect the sales of these assets.

(a)	To record the sale of the Congo assets for proceeds of $56.8 million, net of certain fees and purchase price adjustments. Based on the net book value of the assets sold, an estimated pretax gain on the sale of these assets of $25.6 million is reflected in retained earnings.

(b)	To record the income tax impact of the gain on the sale of the Congo assets using an estimated effective income tax rate of 39.2%.

Nuevo Energy Company

c. Exhibits

     Each exhibit listed below is filed as part of this report.

10.01	Stock Purchase Agreement dated April 8, 2004 by and between Perenco S.A., Lankan Inc., Nuevo Energy Company and Nuevo International, Inc.

10.02	Stock Purchase Agreement dated April 8, 2004 by and between Perenco S.A., Nuevo Energy Company and Nuevo International, Inc.

SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NUEVO ENERGY COMPANY
(Registrant)

Date: April 20, 2004	By:	/s/ Michael S. Wilkes

Michael S. Wilkes
Chief Financial Officer

Exhibit Index

Nuevo Energy Company

Exhibit No.	Description

10.01	Stock Purchase Agreement dated April 8, 2004 by and between Perenco S.A., Lankan Inc., Nuevo Energy Company and Nuevo International, Inc.

10.02	Stock Purchase Agreement dated April 8, 2004 by and between Perenco S.A., Nuevo Energy Company and Nuevo International, Inc.

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